EXHIBIT 99.1

News Release

June 3, 2013

Ashland Inc. completes redemption of all remaining outstanding 9.125% senior notes due 2017

COVINGTON, Ky. - Ashland Inc. (NYSE: ASH) today announced that all remaining outstanding 9.125% Senior Notes due 2017 (Notes) were redeemed effective as of June 1, 2013 (the redemption date).

Last July, the company had announced a cash tender offer for any and all of its outstanding $650 million aggregate principal amount of the Notes due 2017. Approximately 88 percent of the outstanding Notes were tendered at that time. The remaining 12 percent of outstanding Notes, or approximately $78 million aggregate principal amount, have now been redeemed.

Holders of the Notes were paid $1,045.63 per $1,000.00 aggregate principal amount of the Notes plus accrued and unpaid interest up to, but not including, the redemption date.

About Ashland
In more than 100 countries, the people of Ashland Inc. provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, food and beverage, personal care, pharmaceutical, tissue and towel, and water treatment. Visit ashland.com to see the innovations we offer through our four commercial units - Ashland Specialty Ingredients, Ashland Water Technologies, Ashland Performance Materials and Ashland Consumer Markets.

C-ASH

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FOR FURTHER INFORMATION:
Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Investor Relations:
Jason Thompson
+1 (859) 815-4454
jlthompson@ashland.com